NEWS RELEASE	CONTACT:	Scott B. Flaherty
Executive Vice President & Chief Financial Officer
sflaherty@willislease.com
561.413.0112

Willis Lease Finance Corporation Announces Offering of $596 Million in Fixed Rate Notes

COCONUT CREEK, FL, June 3, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), a leading lessor of commercial jet engines, announced today that its wholly-owned subsidiary, Willis Engine Structured Trust VIII (“WEST”), proposes to offer $524 million in aggregate principal amount of Series A Fixed Rate Notes (the “Initial Series A Notes”) and $72 million in aggregate principal amount of Series B Fixed Rate Notes (the “Initial Series B Notes” and, together with the Initial Series A Notes, the “Initial Notes”). The Notes will be secured by, among other things, WEST’s direct and indirect interests in a portfolio of 62 aircraft engines and two airframes, which WEST will acquire from WLFC or its other subsidiaries pursuant to an asset purchase agreement.

The net proceeds of the Notes will be primarily applied to (i) pay certain fees and expenses related to the offering of the Notes, (ii) deposit initial amounts in reserve accounts for security deposits, maintenance expenses and other expenses and (iii) pay WLFC periodically over a 270-day delivery period the consideration for the aircraft engines and the airframes acquired by WEST from WLFC in connection with the financing. WLFC and its subsidiaries will apply any net proceeds it receives to repay debt collateral by the assets and for general corporate purposes.

The Notes being offered by WEST have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws of any jurisdiction, and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) absent registration or an applicable exemption from registration requirements. The Notes are being offered only to persons reasonably believed to be “qualified institutional buyers” as defined in, and in reliance on, Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Act or the securities laws of any such jurisdiction. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and global pandemics; changes in oil prices, rising inflation and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings.

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